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                                                                 EXHIBIT 22.1


                        IMPCO TECHNOLOGIES, INC.
                       SUBSIDIARIES OF THE COMPANY


Name                                            Jurisdiction of Incorporation
-------                                         ------------------------------

Fuel Injection Centers
   of America, Inc.                                  Washington

Canadian AirSensors, Inc.                            British Columbia, Canada

IMPCO Technologies, B.V.                             Holland

IMPCO Europe, B.V.                                   Holland

IMPCO Technologies, Pty.                             Australia

Grupo I.M.P.C.O. Mexicano,
    S. de R.L. de C.V.                               Mexico

IMPCO de Venezuela S. de R.L.                        Venezuela

IMPCO Tech Japan K.K.                                Japan